Exhibit 99.1

Press Release

Stanley Black & Decker Announces Agreement to Sell Consolidated Aerospace Manufacturing Business to Howmet Aerospace for $1.8 Billion

New Britain, Conn, Dec. 22, 2025 — Stanley Black & Decker (NYSE: SWK) today announced it has entered into a definitive agreement to sell its Consolidated Aerospace Manufacturing (“CAM”) business to Howmet Aerospace for $1.8 billion in cash. CAM provides critical fasteners, fittings, and other engineered components for the aerospace and defense industries.

Chris Nelson, Stanley Black & Decker’s President & CEO, stated, “Divesting CAM reflects our ongoing dedication to enhancing shareholder value and focusing on growing our biggest brands and businesses. The proceeds from this transaction are expected to significantly reduce our debt, positioning us to achieve our target leverage ratio of 2.5 times net debt to adjusted EBITDA. After achieving this critical financial goal, we will have greater flexibility to pursue additional value-creation opportunities through a more agile capital allocation strategy. I am confident that CAM, along with its talented team, will thrive as part of Howmet Aerospace. I would also like to express my appreciation to all CAM employees for their exceptional dedication and remarkable contributions, which have been instrumental to CAM’s success.”

CAM is expected to generate FY 2025 revenue of approximately $405 to $415 million, with an adjusted EBITDA margin percentage approaching the high-teens. Stanley Black & Decker expects to utilize the net cash proceeds of the transaction to reduce debt.

Until the transaction closes, the results of CAM will remain in continuing operations and will not be reclassified as discontinued operations. The transaction is expected to close in the first half of 2026 and is subject to regulatory approval and other customary closing conditions.

About Consolidated Aerospace Manufacturing (CAM)

Consolidated Aerospace Manufacturing (CAM) is a leading global group of manufacturers providing critical fasteners, fittings, and engineered components for the aerospace and defense industries, known for its portfolio of trusted brands like Aerofit, Voss, and QRP and its focus on high-performance, complex solutions for major aircraft platforms. CAM emphasizes innovation, quality, and lean manufacturing, supplying products for everything from commercial jets (Boeing, Airbus) to defense applications, including specialized items like quick-release pins, latches, and tube assemblies. Learn more at camaerospace.com.

Press Release

About Stanley Black & Decker

Founded in 1843 and headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is a worldwide leader in Tools and Outdoor, operating manufacturing facilities globally. The Company’s approximately 48,000 employees produce innovative end-user inspired power tools, hand tools, storage, digital jobsite solutions, outdoor and lifestyle products, and engineered fasteners to support the world’s builders, tradespeople and DIYers. The Company’s world class portfolio of trusted brands includes DEWALT®, CRAFTSMAN®, STANLEY®, BLACK+DECKER®, and Cub Cadet®. To learn more visit: www.stanleyblackanddecker.com or follow Stanley Black & Decker on Facebook, Instagram, LinkedIn and X.

Investor Contacts:

Michael Wherley

Vice President, Investor Relations

michael.wherley@sbdinc.com

Christina Francis

Senior Director, Investor Relations

christina.francis@sbdinc.com

Media Contact:

Debora Raymond

Vice President, Public Relations

debora.raymond@sbdinc.com

Cautionary Note Regarding Forward-Looking Statements

Stanley Black & Decker makes forward-looking statements in this press release which represent its expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements made in this press release, include, but are not limited to, statements concerning: consummation of the CAM sale transaction; the Company’s ability to maximize value for shareholders through active portfolio management and the impact of the transaction to fund debt reduction; and supporting the Company’s capital allocation strategy.

Press Release

You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and other known and unknown factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including, but not limited to, the failure to consummate, or a delay in the consummation of, the CAM sale transaction for various reasons; (including but not limited to failure to receive, or delay in receiving, required regulatory approvals and meet customary closing conditions); and failure to realize the expected benefits of the Company’s value creation, debt reduction and capital allocation strategy.

Forward-looking statements made herein are also subject to risks and uncertainties, described in: Stanley Black & Decker’s 2024 Annual Report on Form 10-K, its subsequently filed Quarterly Reports on Form 10-Q; and other filings Stanley Black & Decker makes with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. Stanley Black & Decker makes no commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement.

The Company has provided an expectation of forward-looking adjusted EBITDA margin, which is a non-GAAP measure. A reconciliation of the differences between this non-GAAP forward-looking measure and the corresponding GAAP measure (expected net income) is generally not available without unreasonable effort due to potentially high variability and complexity as to the items that would be excluded from the GAAP measure on a forward-looking basis, and would imply a degree of precision that is inappropriate for this forward-looking measure.